Exhibit 99.1

Set forth below is preliminary consolidated results of operations data for Acorn Factor, Inc. (the “Company”) for the quarter and six months ended June 30, 2007 and comparative data for the same periods in 2006.

The Company had net income of $13.6 and $11.9 million for the quarter and six months ended June 30, 2007, as compared to a net loss of $0.8 and $3.6 million for the quarter and six months ended June 30, 2006.

Net income for both the quarter and six months ended June 30, 2007 included a non-cash gain of $16.2 million with respect to the public offering of Comverge and a non-cash finance expense of $1.1 million ($1.9 million in the six-months ended June 30, 2007) recorded with respect to the Company’s recent private placement of Debentures.

Sales in the first six months of 2007 decreased by $243,000, or 12%, from $2.0 million in the first six months of 2006 to $1.7 million in the first six months of 2007. Sales in the second quarter of 2007 reflected a decrease of $309,000, or 31%, from $1.0 million in the first quarter of 2007 to $0.7 million in the second quarter of 2007. The decreases for both periods were attributable to decreases in both RT Solutions and OncoProTM segment sales due to reduced project backlogs, as well as an allocation of resources to adapt our OncoProTM software product to the US market.

Gross profit in the first six months of 2007 decreased by $232,000 from $573,000 to $341,000, compared to the first six months of 2006. The decrease was primarily attributable to decreased gross profits in the RT Solutions segment due to both lower sales and lower margins due to the inclusion in 2006 periods of certain project sales with relatively high gross profit margins. Gross profit in the second quarter of 2007 decreased by $289,000 from $345,000 to $56,000, in comparison to the second quarter of 2006, primarily due to the decrease in RT Solutions sales and margins.

Selling, marketing, general and administrative expenses (“SMG&A”) in the first six months of 2007 decreased slightly ($107,000) from $2.0 million to $1.9 million compared to the first six months of 2006, and was stable at $1.0 million for both the second quarters of 2007 and 2006. SMG&A expenses have decreased in the Company’s dsIT subsidiary, however this decrease has been partially offset by increases in corporate SMG&A expense.

In April 2007, Comverge completed its initial public offering. As a result of the Comverge offering, the Company recorded an increase in its investment in Comverge and recorded a non-cash gain of $16.2 million in “Gain on public offering of Comverge”. Subsequent to the offering, the Company no longer accounts for its investment in Comverge under the equity method and accounts for its Comverge investment under the cost method.

Due to certain restrictions relating to the Comverge shares held by the Company, not all the Company’s 2,786,021 Comverge shares were considered “available-for-sale” at June 30, 2007 under applicable accounting standards. The Company’s management has determined that at June 30, 2007, approximately 543,000 shares of Comverge’s common stock can be considered unrestricted under the provisions of the applicable accounting standards, and accordingly recorded an increase in its investment balance and an increase in accumulated other comprehensive income in the shareholders’ equity section of the balance sheet by $14.0 million with respect to the recording those shares at fair market value.

The Company expects that at the end of the third quarter of 2007, the Company’s entire investment in Comverge’s common stock will be considered “available-for-sale” under applicable accounting standards and will be reflected on the Company’s balance sheet at its fair market value on September 30, 2007.

Finance expense, net, increased in the first six months of 2007 as compared to the first six months of 2006 from $6,000 to $2.1 million. Finance expense, net, also increased in the second quarter of 2007 as compared to the second quarter of 2006 from $20,000 to $1.3 million. The increases are entirely attributable to the finance costs associated with our private placement of convertible debt in the first and second quarters of 2007.

In the first six months of 2007, the Company recognized losses of $356,000 representing its approximately 33% share of Paketeria’s losses for the period and amortization expense associated with acquired non-compete and franchise agreements and the change in value of a put option. In addition, the Company also recognized additional losses totaling $32,000 with respect to stock compensation expense associated with an option grant.

Certain statements made above are forward-looking in nature. Whether such statements ultimately prove to be accurate depends upon a variety of factors that may affect the Company’s business and operations. Many of these factors are described in the Company’s most recent Annual Report on Form 10-K as filed with Securities and Exchange Commission.